Exhibit 1

Joint Filing Information

The following are names and address of the other reporting persons:

1.	Clal Industries and Investments Ltd. is an Israeli public company (“Clal Industries”), with its principal office at the Triangular Tower, 45th floor, 3 Azrieli Center, Tel Aviv 67023, Israel.